Exhibit 99.1

Oxford Immunotec Reports First Quarter 2018 Financial Results

OXFORD, United Kingdom and MARLBOROUGH, Mass., May 1, 2018 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, high-growth diagnostics company, today announced first quarter 2018 financial results.

“Our first quarter results were in line with our expectations, with immigration headwinds and severe winter weather in the U.S., as well as unfavorable order timing in Asia all contemplated in our revenue guidance,” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “Our strategy and priorities for 2018 are unchanged. We expect to continue our long track record of strong revenue growth in the remaining quarters of 2018, while also advancing the company towards profitability.”

By revenue type, total revenues were, in millions:

	Three Months Ended March 31,
	2018	2017	Percent Change

Product	$7.9	$8.4	-5%
Service	13.5	13.1	2%
Total Revenue	$21.4	$21.5	-1%

By indication, total revenues were, in millions:

	Three Months Ended March 31,
	2018	2017	Percent Change

Tuberculosis	$18.9	$18.5	2%
Tick-Borne Disease and Other	2.5	3.0	-15%
Total Revenue	$21.4	$21.5	-1%

By geography, total revenues were, in millions:

	Three Months Ended March 31,
			Percent Change
	2018	2017	As Reported	Constant Currency (1)

United States	$13.4	$13.5	-1%	-1%
Europe & ROW	2.3	1.8	24%	9%
Asia	5.7	6.2	-7%	-9%
Total revenue	$21.4	$21.5	-1%	-2%

(1) Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations.

First Quarter 2018 Financial Results

Revenue for the first quarter of 2018 was $21.4 million, representing a 1% decrease from first quarter 2017 revenue of $21.5 million. On a constant currency basis, revenue declined 2% versus the prior year period. Tuberculosis revenue for the first quarter of $18.9 million increased 2% over the prior year period.

2018 first quarter product revenue was $7.9 million, representing a 5% decrease from product revenue of $8.4 million in the first quarter of 2017. The decrease was primarily attributable to lower revenue in Asia due to order timing. Service revenue for the first quarter of 2018 was $13.5 million, up 2% from 2017 first quarter service revenue of $13.1 million. The increase in service revenue was primarily driven by increased tuberculosis revenues in the United States and United Kingdom.

United States revenue was $13.4 million in the first quarter of 2018, representing a 1% decrease from revenue of $13.5 million in the prior year period. The decrease was primarily due to the impact of severe weather and lower sales of blood donor screening kits.

Europe & ROW revenue was $2.3 million in the first quarter of 2018, representing a 24% increase compared to the first quarter of 2017. On a constant currency basis, Europe & ROW increased 9% versus the first quarter of 2017. The increase was driven by strong tuberculosis revenue growth in the U.K. and continental European markets.

Asia revenue was $5.7 million in the first quarter of 2018, representing a decrease of 7% compared to 2017 first quarter revenue of $6.2 million. On a constant currency basis, Asia revenue declined 9% versus the first quarter of 2017. The decline was due to the timing of orders.

Gross profit for the first quarter of 2018 was $10.8 million, a decrease of approximately $0.2 million from gross profit of $11.0 million in the same period of 2017. Gross margin was 50.4%, a decrease of 80 basis points from gross margin of 51.2% in the first quarter of 2017. The first quarter 2018 gross margin performance was impacted by service mix, currency, and infrastructure investments necessary to meet future growth in our clinical tick-borne disease business.

Operating expenses were $20.3 million in the first quarter of 2018, an increase of approximately $2.3 million compared to $18.0 million in the first quarter of 2017. In the first quarter of 2017, we recorded a $2.4 million credit related to the change in fair value of contingent consideration associated with the acquisition of Immunetics, Inc. Excluding this credit, operating expenses in the first quarter of 2018 were essentially flat versus the prior year period.

Net loss for the first quarter of 2018 was $10.3 million, or $0.40 per share, compared to $8.1 million, or $0.36 per share, in the first quarter of 2017. Net loss per share was based on 25,718,910 and 22,533,531 weighted average ordinary shares outstanding for the first quarters of 2018 and 2017, respectively.

EBITDA for the first quarter of 2018 was $(8.5) million compared to $(6.2) million in the first quarter of 2017. Adjusted EBITDA was $(6.7) million for the first quarter of 2018 compared to $(7.3) million in the same period in 2017. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Business Outlook

In light of the decision to scale down the blood donor screening business, for full year 2018, the Company now expects revenue of between $112 and $115 million, representing 9% - 12% year-over-year growth as reported.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, May 1, 2018 at 8:00 a.m. Eastern Time to discuss its first quarter 2018 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 9793845 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company's second product line is a range of assays for tick-borne diseases, such as Lyme disease. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd. Immunetics is a trademark of Immunetics, Inc.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including statements about our anticipated plans, objectives, and intentions, including effects on future financial and operating results, prospects for sales of our products and other statements that are not historical facts. The forward-looking statements in this release are based on current expectations, assumptions and data available as of the date of this release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers that could affect the Company's business and prospects; as well as our ability to expeditiously and successfully expand our sales and distribution networks. The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described under the "Risk Factors" section in our filings with the Securities and Exchange Commission ("SEC"). Our filings are available for free by visiting the investor section of our website, www.oxfordimmunotec.com, or the SEC's website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media and Investor Inquiries:

Karen Koski

Head of Strategy and Investor Relations

Oxford Immunotec

Tel: +1 (508) 556-1377

kkoski@oxfordimmunotec.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended March 31,
(in thousands, except share and per share data)	2018	2017
Revenue
Product	$7,935	$8,386
Service	13,435	13,119
Total revenue	21,370	21,505
Cost of revenue
Product	2,574	3,245
Service	8,016	7,252
Total cost of revenue	10,590	10,497
Gross profit	10,780	11,008
Operating expenses:
Research and development	3,744	3,805
Sales and marketing	9,405	9,640
General and administrative	6,928	6,876
Change in fair value of contingent purchase price consideration	—	(2,357)
Settlement expense	207	—
Total operating expenses	20,284	17,964
Loss from operations	(9,504)	(6,956)
Other expense:
Interest expense, net	(604)	(823)
Foreign exchanges losses	(103)	(106)
Other expense	(52)	(140)
Loss before income taxes	(10,263)	(8,025)
Income tax expense	(63)	(47)
Net loss	$(10,326)	$(8,072)
Net loss per ordinary share—basic and diluted	$(0.40)	$(0.36)
Weighted-average shares used to compute net loss per ordinary share—basic and diluted	25,718,910	22,533,531

Reconciliation of net loss to Adjusted EBITDA (1)

(unaudited)

	Three months ended March 31,
(in thousands)	2018	2017
Net loss	$(10,326)	$(8,072)
Income tax expense	63	47
Interest expense, net	464	674
Depreciation and amortization of intangible assets	1,133	1,003
Accretion and amortization of loan fees	140	149
EBITDA	(8,526)	(6,199)
Reconciling items:
Share-based compensation expense	1,824	1,326
Unrealized exchange gains	(159)	(38)
Change in fair value of contingent purchase price consideration	—	(2,357)
Settlement expense	207	—
Adjusted EBITDA	$(6,654)	$(7,268)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net loss, adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The above table presents a reconciliation of net loss, the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	March 31,	December 31,
(in thousands, except share and per share data)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$77,246	$90,332
Accounts receivable, net	16,900	16,981
Inventory, net	10,909	10,142
Prepaid expenses and other assets	4,568	3,027
Total current assets	109,623	120,482
Restricted cash, non-current	200	200
Property and equipment, net	9,239	9,067
Goodwill	3,967	3,967
Other intangible assets, net	7,689	7,849
Deferred tax asset	2,915	2,486
Other assets	184	185
Total assets	$133,817	$144,236

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$6,323	$6,842
Accrued liabilities	8,564	11,134
Settlement liability	4,581	4,342
Deferred income	32	36
Current portion of loans payable	93	91
Total current liabilities	19,593	22,445
Long-term portion of loans payable	30,020	29,904
Settlement liability	4,106	3,894
Other liabilities	486	364
Total liabilities	54,205	56,607

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at March 31, 2018 and December 31, 2017, and 25,875,358 and 25,661,634 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	271	269
Additional paid-in capital	296,363	294,613
Accumulated deficit	(211,867)	(201,541)
Accumulated other comprehensive loss	(5,155)	(5,712)
Total shareholders’ equity	79,612	87,629
Total liabilities and shareholders’ equity	$133,817	$144,236